DNB Financial Corporation Announces
                Completion of Trust Preferred Securities Offering


     (July 20, 2001 -- Downingtown, PA) DNB Financial Corporation, parent of the Downingtown National Bank, announced the completion of a $5 million Trust Preferred Securities private offering. The company issued the Trust Preferred Securities through its wholly owned Delaware business trust subsidiary, DNB Capital Trust I, to a qualified institutional buyer.

     The Trust Preferred Securities bear an interest rate of 6-month LIBOR plus 3.75%, payable semi-annually. DNB Capital Trust I used the proceeds from the sale of the Trust Preferred Securities to purchase $5,155,000 principal amount of junior subordinated deferrable interest debentures of DNB Financial Corporation. DNB Financial Corporation intends to invest a portion of the net proceeds in the Company's subsidiary, Downingtown National Bank, to increase capital levels and intends to use the remaining net proceeds for general corporate purposes. Under applicable regulatory guidelines, the Company expects that the Trust Preferred Securities will qualify as Tier I Capital.

     Downingtown National Bank is a commercial bank with $368 million in assets and nine full service offices. In addition, DNB Advisors provides wealth management and trust services to individuals and businesses throughout Chester County.